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                                                                    EXHIBIT 15.1

The Stockholders and Board of Directors
State Street Boston Corporation

We are aware of the incorporation by reference in the Registration Statement on Form S-8 of State Street Boston Corporation pertaining to the 1992, 1995, and 1996 Stock Option Plans of Princeton Financial Systems, Inc. of our reports dated April 12, 1996, July 12, 1996 and October 11, 1996 relating to the unaudited consolidated interim financial statements of State Street Boston Corporation that are included in its Forms 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                          ERNST & YOUNG LLP

Boston, Massachusetts
November 26, 1996